Exhibit 10.1

Description of 2012 Compensation Program

Cash Salary – Executive Officers

The following table sets forth the cash salary for each of the Company’s Named Executive Officers as approved by the Compensation Committee, effective on the date of increase set forth below.

Name	Effective Date of Increase	Fiscal Year 2013 Salary
Steven Plochocki	August 16, 2012	$575,000
Scott Decker	November 24, 2012	$405,000
Paul Holt	July 23, 2012	$345,000
Monte Sandler	March 16, 2012	$318,000
Donn Neufeld	June 1, 2012	$312,000

Potential Cash Bonus – Executive Officers

The following table sets forth the potential cash bonus payable to each of the Company’s Named Executive Officers based on their attainment during fiscal year 2013 of certain revenue, income and EPS targets as described below.

Name	Potential Cash Bonus Amount
Steven Plochocki	$287,500
Scott Decker	$202,500
Paul Holt	$172,500
Monte Sandler	$159,000
Donn Neufeld	$156,000

Potential Cash Bonus Criteria – Named Executive Officers

For each of Steve Plochocki and Paul Holt, (i) 50% of the cash bonus will be based on the percentage increase, if any, of the Company’s consolidated revenues reported for the 2013 fiscal year over the Company’s consolidated revenues reported for the previous fiscal year (“QSI Consolidated Revenue Growth”) and (ii) 50% of the cash bonus will be based on the percentage increase, if any, of the Company’s fully diluted earnings per share reported for the 2013 fiscal year over the Company’s fully diluted earnings per share reported for the previous fiscal year (“QSI Consolidated EPS Growth”). For each Named Executive Officer in charge of one of the Company’s Divisions (i.e., Scott Decker, Donn Neufeld and Monte Sandler), (i) 37.5% of the bonus will be based on QSI Consolidated Revenue Growth; (ii) 37.5% of the bonus will be based on QSI Consolidated EPS Growth; (iii) 12.5% of the bonus will be based on the percentage increase, if any, of such Division’s revenues for the 2013 fiscal year over the Division’s revenues for the previous fiscal year (“Divisional Revenue Growth”); and (iv) 12.5% of the bonus will be based on the percentage increase, if any, of such Division’s operating income for the 2013 fiscal year over the Division’s operating income for the previous fiscal year (“Divisional Operating Income Growth”). The percentage of the potential cash bonus for each level of QSI Consolidated Revenue Growth, QSI Consolidated EPS Growth, Divisional Revenue Growth and Divisional Operating Income Growth are set forth below:

QSI Consolidated Revenue Growth / QSI Consolidated EPS Growth	% of Potential Cash Bonus Earned
0	0%
10%	12.5%
12.5%	25%
15%	37.5%
17.5%	50%
20%	60%
22.5%	70%
25%	80%
27.5%	90%
30%	100%

Divisional Revenue Growth / Divisional Operating Income Growth	% of Potential Cash Bonus Earned
0	0%
10%	12.5%
12.5%	25%
15%	37.5%
17.5%	50%
20%	60%
22.5%	70%
25%	80%
27.5%	90%
30%	100%

In order to receive the percentage award shown in the right hand column, the full amount of the minimum target amount in the left hand column must be achieved. Accordingly, there will be no partial credit, proration, or extrapolation between levels. Notwithstanding anything herein to the contrary, all revenues and expenses associated with acquisitions closed during fiscal year 2013 will be eliminated from revenues and expenses used to calculate bonus amounts.

To illustrate the calculation of the cash bonus, assume that during fiscal year 2013 (i) QSI Consolidated Revenue Growth was 26%; (ii) QSI Consolidated EPS Growth was 22%; (iii) Divisional Revenue Growth for the Ambulatory Division was 28%; and (iv) Divisional Operating Income Growth for the Ambulatory Division was 23%. Based on this example, Scott Decker’s cash bonus for fiscal year 2013 would be calculated as follows:

Target Example for Scott Decker	% of Potential Cash Bonus Earned

QSI Consolidated Revenue Growth = 26%	30.00% (80% x 37.5%)

QSI Consolidated EPS Growth = 22%	22.50% (60% x 37.5%)

Divisional Revenue Growth (Ambulatory) = 28%	11.25% (90% x 12.5%)

Divisional Operating Income Growth (Ambulatory) = 23%	8.75% (70% x 12.5%)

Total Percentage of Target Achieved	72.5% (30.00% + 22.50% + 11.25 + 8.75%)

The total cash bonus for Scott Decker for fiscal year 2013 results would therefore be $146,812.50 ($202,500 x 72.5%).

Potential Equity Awards – Executive Officers

In addition to the cash bonus described above, each of the Company’s Named Executive Officers will be eligible to receive a potential equity award for the fiscal year ending March 31, 2013.

Each of the Company’s Named Executive Officers will be entitled to receive a stock option grant to purchase a number of shares of the Company’s Common Stock equal to the product of (i) the total potential shares listed for such executive on the table below, multiplied by (ii) the same percentage used for calculating such executive’s cash bonus award:

Name	Potential Option
Steven Plochocki	50,000
Scott Decker	30,000
Paul Holt	30,000
Monte Sandler	30,000
Donn Neufeld	30,000

Based on the example above, Scott Decker would receive a stock option grant for a total of 21,750 shares (30,000 x 72.50%).

It is understood that the quantity of option shares listed above will adjust pro-rata with any stock splits that may occur after the plan is approved.

Terms and Requirements of Cash and Equity Bonus Awards payable to all Executive Officers

1.	Must be in good standing as a full time employee of QSI (or a wholly owned affiliate thereof) at least 2 weeks beyond the public release of the Company’s 2013 financial results.

2.	No compensated outside work without the Board’s prior written approval.

3.	Execution of a confidential information and non-compete agreement.

4.	Determination of amounts and payment of all bonuses is discretionary and shall only be as approved by the Compensation Committee based on, among other things, audited financial statements and subject to the Company’s standing compensatory policies (i.e., the Company’s Clawback Policy), as such policies may be amended by the Company or applicable law.

5.	QSI Consolidated Revenue Growth, QSI Consolidated EPS Growth, Divisional Revenue Growth and Divisional Operating Income Growth targets will not include any revenues or expenses associated with acquisitions closed during fiscal year 2013.

6.	The exercise price of any options granted under the potential equity award program described above will be the closing price of the Company’s shares on the date of grant. The options will vest in 5 equal annual installments commencing one year after the date of grant and will have an 8-year term.